FOR IMMEDIATE RELEASE	February 26, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN JACKSONVILLE, FLORIDA

Freehold, New Jersey….February 26, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 297,579 square foot industrial building located at 13509 Waterworks Street, Jacksonville, Florida at a purchase price of $30,645,954. The property is net-leased for 15 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 42.2 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this brand new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. This property is situated in close proximity to Interstate 95 and Interstate 10. The Port of Jacksonville currently ranks amongst the nation’s top 20 ports. It is widely anticipated that as the expanded Panama Canal comes on-line, the Jacksonville economy will benefit.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-eight properties located in twenty-eight states, containing a total of approximately 12.7 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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